Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is effective as of November 17, 2008 (the “Effective Date”) between Kaman Corporation, a Connecticut corporation (the “Company”), and William C. Denninger (the “Executive”)”).

W I T N E S S E T H:

WHEREAS, the Company desires to employ Executive in the role of Senior Vice President-Finance from the Effective Date until the retirement of the Company's current Chief Financial Officer and thereafter in the role of Senior Vice President and Chief Financial Officer of the Company;

WHEREAS, the Executive desires to accept such employment on the terms described below;

NOW THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.    EMPLOYMENT TERM.

a)           The Executive’s term of employment under this Agreement shall be for an initial term commencing on the Effective Date and shall end on the second anniversary of the Effective Date. The term of this Agreement shall be automatically extended thereafter for successive one (1) year periods unless, at least ninety (90) days prior to the end of the initial term of this Agreement or the then current succeeding one-year extended term of this Agreement, the Company or Executive has notified the other that the term hereunder shall terminate upon its expiration date. The initial term of this Agreement, as it may be extended from year to year thereafter, is herein referred to as the "Employment Term". In all events hereunder, Executive's employment is subject to earlier termination pursuant to Section 7 hereof, and upon such earlier termination the Employment Term shall be deemed to have ended.

b)           Executive represents that there are no agreements, understandings or legal requirements applicable to him that prohibit the execution of this Agreement or prohibit or otherwise limit the performance of his obligations hereunder or his duties as an employee of the Company nor will the execution of this Agreement and the performance of such obligations or duties result in a conflict of interest between him and any other party.

2.    POSITION & DUTIES.

(a)    The Executive shall serve as the Company’s Senior Vice President-Finance under this Agreement, beginning on the Effective Date. Executive shall be appointed Senior Vice President and Chief Financial Officer upon retirement of the Company's current Chief Financial Officer and Executive shall thereafter serve as Senior Vice President and Chief Financial Officer during the Employment Term. As Senior Vice President-Finance or Senior Vice President and Chief Financial Officer, as the case may be, the Executive shall have such duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies and such other duties and responsibilities as the Company’s Board of Directors (the “Board”) shall designate that are consistent with the Executive’s positions as Senior Vice President-Finance or Senior Vice President and Chief Financial Officer, as the case may be.

(b)    During the Employment Term, the Executive shall use the Executive’s best reasonable efforts to perform faithfully and efficiently the duties and responsibilities assigned to the Executive hereunder (including applicable obligations under state law) and devote substantially all of the Executive’s business time (excluding periods of vacation and other approved leaves of absence) to the performance of the Executive’s duties with the Company, provided the foregoing shall not prevent the Executive from (i) participating in charitable, civic, educational, professional, community or industry affairs or, with prior written approval of the Board, serving on the board of directors or advisory boards of other companies; and (ii) managing the Executive’s and the Executive’s family’s personal investments so long as such activities do not materially interfere with the performance of the Executive’s duties hereunder or create a potential business conflict or the appearance thereof. If at any time service on any board of directors or advisory board would, in the good faith judgment of the Board, conflict with the Executive’s fiduciary duty to the Company or create any appearance thereof, the Executive shall promptly resign from such other board of directors or advisory board after written notice of the conflict is received from the Board.

(c)    The Executive further agrees to serve without additional compensation as an officer and director of any of the Company’s subsidiaries and agrees that any amounts received from any such corporation may be offset against the amounts due hereunder.

3.    BASE SALARY. The Company agrees to pay the Executive a base salary (the “Base Salary”) during the Employment Period at an annual rate of Four Hundred Forty Thousand Dollars ($440,000) (subject to possible increase if the Board, in its sole discretion, so determines), payable in accordance with the regular payroll practices of the Company, but not less frequently than monthly.

4.    BONUSES. The Executive shall be eligible to participate in the Company’s bonus and other short- and long-term incentive compensation plans and programs for the Company’s senior executives at a level commensurate with the Executive’s position during the Employment Term. The Executive shall have the opportunity to earn an annual target bonus measured against performance criteria to be determined by the Board (or a committee thereof) of at least 50% of Base Salary as an initial target bonus opportunity as described in the terms of the Company’s annual bonus plan as then in effect. Except as provided under Section 8 of the Agreement, the Executive shall receive payments with respect to the plans and programs described in this Section 4 in accordance with the terms of such plans and programs.

5.    EQUITY AWARDS. The Executive shall be eligible to receive additional grants of stock options, stock appreciation rights, restricted stock and other equity awards at the sole discretion of the Board or the Personnel and Compensation Committee (the “Committee”). The Executive shall be subject to, and shall comply with, the Company’s stock ownership guidelines (unless waived by the Compensation Committee) and the Company’s reasonable policies regarding forfeitures of cash and equity incentive awards due to material financial restatements due to executive misconduct, as may be in effect from time to time, it being agreed that any such policies shall only be effective with respect to awards made on or after the Effective Date. If there is a Change in Control (as defined in the Kaman Corporation 2003 Stock Incentive Plan in effect on the date hereof), all then outstanding unvested equity awards granted to the Executive (for example, stock options, stock appreciation rights and restricted stock), whether under this Agreement or otherwise, will fully vest and become non-forfeitable and remain exercisable in accordance with the terms of the applicable Company plans.

6.    EMPLOYEE BENEFITS.

(a)   BENEFIT PLANS. The Executive shall be entitled to participate in all employee benefit plans of the Company including, but not limited to, pension, thrift, profit sharing, medical coverage, education, other retirement or welfare benefits and perquisites (as approved by the Committee) that the Company has adopted or may adopt, maintain or contribute to for the benefit of its senior executives at a level commensurate with the Executive’s positions subject to satisfying the applicable eligibility requirements.

(b)   VACATION. The Executive shall be entitled to at least 3 weeks paid vacation per year. Vacation may be taken at such times as the Executive elects with due regard to the needs of the Company. Unused vacation at the end of a calendar year shall be forfeited according to the Company's vacation policy.

(c)    AUTOMOBILE. The Company shall provide the Executive with a leased automobile as approved by the Committee as per the Company’s perquisites policy from time to time.

(d)    BUSINESS AND ENTERTAINMENT EXPENSES. Upon presentation of appropriate documentation, the Executive shall be reimbursed in accordance with the Company’s expense reimbursement policy for all reasonable and necessary business and entertainment expenses incurred in connection with the performance of the Executive’s duties hereunder.

(e)    CERTAIN AMENDMENTS. Nothing herein shall be construed to prevent the Company from amending, altering, eliminating or reducing any plans, benefits or programs so long as the Executive continues to receive compensation and benefits consistent with Sections 3 through 6.

7.    TERMINATION. The Executive’s employment and the Employment Term shall terminate on the first of the following to occur:

(a)   DISABILITY. Upon written notice by the Company to the Executive of termination due to Disability, while the Executive remains Disabled. For purposes of this Agreement, “Disability” shall be deemed the reason for the termination by the Company of the Executive’s employment, if, as a result of the Executive incapacity due to physical or mental illness, the Executive shall have been absent from fully performing the Executive’s duties with the Company for a period of 6 consecutive months, the Company shall have provided a notice of termination under this Section 7(a), and, within thirty days after such notice being given, the Executive shall not have returned to the fully performing the Executive’s duties hereunder.

(b)    DEATH. Automatically on the date of death of the Executive.

(c)    CAUSE. Immediately upon written notice by the Company to the Executive of a termination for Cause. “Cause” shall mean (i) Executive’s conviction of (or a plea of guilty or nolo contendere to) a felony or any crime involving moral turpitude, dishonesty, fraud, theft or financial impropriety; or (ii) a determination by a majority of the Board in good faith that Executive has (A) willfully and continuously failed to perform substantially the Executive’s duties (other than any such failure resulting from the Executive’s Disability or incapacity due to bodily injury or physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board that specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties, (B) engaged in illegal conduct, an act of dishonesty or gross misconduct, in each case which is in the course of the Executive’s employment and materially injurious to the Company, or (C) willfully violated a material requirement of the Company’s code of conduct or the Executive’s fiduciary duty to the Company. No act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith and without reasonable belief that the Executive’s action or omission was in, or not opposed to, the best interests of the Company. Notwithstanding the foregoing, Cause shall not include any act or omission of which the Audit Committee of the Board (or the full Board) has had actual knowledge of all material facts related thereto for at least 90 days without asserting that the act or omission constitutes Cause.

(d)    WITHOUT CAUSE. Upon written notice by the Company to the Executive of an involuntary termination without Cause and other than due to death or Disability.

(e)    GOOD REASON. Upon written notice by the Executive to the Company of a termination for Good Reason, unless such events are corrected in all material respects by the Company within 30 days following written notification by the Executive to the Company, that the Executive intends to terminate the Executive’s employment hereunder for one of the reasons set forth below. “Good Reason” shall mean, without the Executive’s express written consent, the occurrence of any of the following events:

(1) the Company removing the Executive from the positions of Senior Vice President-Finance or Senior Vice President and Chief Financial Officer, as the case may be (other than for Cause);

(2) a reduction of the Executive’s Base Salary, annual initial target bonus opportunity or modified bonus opportunity to the extent the modification to the initial target bonus opportunity is adverse to the Executive relative to the modification made to the initial target bonus opportunity of other senior officers of the Executive’s business unit;

(3) a failure to pay the Executive’s compensation or benefits provided or referred to under this Agreement;

(4) the Executive being required to relocate to a principal place of employment more than 50 miles from the Executive’s principal place of employment with the Company as of the Effective Date;

(5) the assignment of duties to the Executive that are materially inconsistent with the Executive’s positions as Senior Vice President-Finance or Senior Vice President and Chief Financial Officer, as the case may be; or

(6) the Executive no longer being a direct report to the CEO of the Company.

Notwithstanding the foregoing, (i) a suspension of the Executive’s title and authority while on administrative leave due to a reasonable belief that the Executive has engaged in misconduct, whether or not the suspected misconduct constitutes Cause for employment termination, shall not be considered “Good Reason”; provided that if such leave is unpaid and either the Executive returns to full-time employment under this Agreement or it is subsequently determined the Executive’s employment is to be terminated without Cause, then the compensation and benefits that would have been payable during such leave will be paid as soon as reasonably practicable with interest at the prime rate beginning as of the date such leave commenced plus 100 basis points, (ii) a condition shall not be considered Good Reason if the Executive does not provide written notification to the Company of the existence of a condition described above in clauses (1) through (6) above within 90 days following the initial existence of such condition, and (iii) prospective changes to employee benefits (as defined in Section 6) for future employment made on an across-the-board basis to all similarly situated executives of the Company and its subsidiaries shall not be considered Good Reason.

(f)    WITHOUT GOOD REASON. Upon 60 days’ prior written notice by the Executive to the Company of the Executive’s termination of employment without Good Reason (which the Company may, in its sole discretion, make effective earlier than any notice date).

(g)    RETIREMENT. Upon remaining employed with the Company until at least the attainment of age 65 (the “Retirement Eligibility Date”). Nothing herein shall be construed as limiting the Executive’s right, if any, to terminate employment prior to the Retirement Eligibility Date and receive compensation and benefits, as applicable, provided under the respective terms of the Company’s benefit plans.

8.    CONSEQUENCES OF TERMINATION. Any termination payments made and benefits provided under this Agreement to the Executive shall be in lieu of any termination or severance payments or benefits for which the Executive may be eligible under any of the plans, policies or programs of the Company or its affiliates as may be in effect from time to time including but not limited to the Change in Control Agreement. For purposes of determining the date on which to make payments under this Section 8, a termination of employment shall only occur upon the Executive's "separation from service" within the meaning of Section 409A of the Code and as determined after applying the presumptions set forth in Treas. Reg. Section 1.409A-1(h)(1). Except to the extent otherwise provided in this Agreement, all benefits, including, without limitation, stock options, stock appreciation rights, restricted stock units and other awards under the Company’s long-term incentive programs, shall be subject to the terms and conditions of the plan or arrangement under which such benefits accrue, are granted or are awarded. Subject to Section 9, the following amounts and benefits shall be due to the Executive.

(a)    DISABILITY. Upon employment termination due to Disability, the Company shall pay or provide the Executive (i) any unpaid Base Salary through the date of termination and any accrued vacation in accordance with Company policy; (ii) any unpaid bonus or other short-term and long-term incentive compensation as described in Section 4 above earned with respect to any completed fiscal year; (iii) reimbursement for any unreimbursed expenses incurred through the date of termination; (iv) all other payments and benefits to which the Executive may be entitled under the terms of any applicable compensation arrangement or benefit, equity or perquisite plan or program or grant or this Agreement, including but not limited to any applicable pension, retirement and insurance benefits (collectively, “Accrued Amounts”). Executive will also be paid a pro-rata portion of the Executive’s annual bonus for the performance year in which the Executive’s termination occurs, payable at the time that annual bonuses are paid to other senior executives (determined by multiplying the amount the Executive would have received had employment continued through the end of the performance year by a fraction, the numerator of which is the number of days during the performance year of termination that the Executive is employed by the Company and the denominator of which is 365).

(b)    DEATH. In the event the Employment Term ends on account of the Executive’s death, the Executive’s estate (or to the extent a beneficiary has been designated in accordance with a program, the beneficiary under such program) shall be entitled to any Accrued Amounts, including but not limited to proceeds from any Company sponsored life insurance programs. Executive’s estate (or beneficiary) will also be paid a pro-rata portion of the Executive’s annual bonus for the performance year in which the Executive’s death occurs, payable at the time that annual bonuses are paid to other senior executives determined by multiplying the amount the Executive would have received based upon target performance had employment continued through the end of the performance year by a fraction, the numerator of which is the number of days during the performance year of termination that the Executive is employed by the Company and the denominator of which is 365).

(c)    TERMINATION FOR CAUSE OR WITHOUT GOOD REASON. If the Executive’s employment should be terminated (i) by the Company for Cause, or (ii) by the Executive without Good Reason, the Company shall pay to the Executive any Accrued Amounts.

(d)    TERMINATION WITHOUT CAUSE OR FOR GOOD REASON. If the Executive’s employment by the Company is terminated by the Company other than for Cause (other than a termination due to Disability or death) or by the Executive for Good Reason, then the Company shall pay or provide the Executive with:

(1) Accrued Amounts;

(2) a pro-rata portion of the Executive’s annual bonus for the performance year in which the Executive’s termination occurs, payable at the time that annual bonuses are paid to other senior executives determined by multiplying the amount the Executive would have received based upon actual financial performance had employment continued through the end of the performance year by a fraction, the numerator of which is the number of days during the performance year that the Executive is employed by the Company and the denominator of which is 365);

(3) an amount equal to the product of two times the sum of (i) the Executive’s then current Base Salary and (ii) the most recent annual bonus paid to the Executive (or awarded by the Board or the Committee for the preceding calendar year if not then paid), payable in a single lump sum within 30 days after employment termination. Notwithstanding the foregoing, if the Executive terminates employment within two years of his Retirement Eligibility Date, the lump sum amount described in the immediately preceding sentence shall be reduced by multiplying it by a fraction, the numerator of which is the number of days from the Executive’s employment termination date until the Retirement Eligibility Date, and the denominator of which is 730;

(4) (x) each cash-based long-term performance award for which the performance period has not yet been completed as of the date of such termination that was granted with a performance period beginning on or prior to January 1, 2009 (and, except as provided in clause (y) below, with respect to any such award granted with a performance periods beginning after January 1, 2009) shall be deemed fully vested and fully earned and then shall be cancelled in exchange for  an amount payable in cash 30 days after employment termination equal to 100% of the target value of such award multiplied by a fraction, the numerator which is the number of days the Executive remained employed with the Company during the award’s performance period and the denominator of which is the total number of days during the award’s performance period; and (y) to the extent necessary for such compensation to qualify as “performance-based compensation” under Section 162(m) of the Code, each cash-based long-term performance award for which the performance period has not yet been completed as of the date of such termination that was granted with a performance period beginning after January 1, 2009 shall be payable in cash, at the time that long-term performance awards are paid to other senior executives, such payment to be made on a pro-rata basis (determined by multiplying the amount the Executive would have received based upon actual financial performance had employment continued through the end of the performance period by a fraction, the numerator which is the number of days the Executive remained employed with the Company during the award’s performance period and the denominator of which is the total number of days during the award’s performance period);

(5) immediate title to the Company automobile to the Executive on an “as is” basis, with the automobile’s fair market value being taxable to the Executive; and

(6) subject to the Executive’s continued co-payment of premiums, if required under Company policy, continued participation for 24 months but in no event later than the Retirement Eligibility Date in all medical, dental and vision plans which cover the Executive (and eligible dependents) on a monthly basis upon the same terms and conditions (except for the requirements of the Executive’s continued employment) in effect for active employees of the Company. In the event the Executive obtains other employment that offers substantially similar or improved benefits, as to any particular medical, dental or vision plan, such continuation of coverage by the Company for such similar or improved benefit under such plan under this subsection shall immediately cease. The continuation of health benefits under this subsection shall reduce and count against the Executive’s rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).    The parties intend that the first 18 months of continued medical, dental and vision coverage shall not constitute a “deferral of compensation” under Treas. Reg. Sect. 1.409A-1(b), and that the remaining portion of such coverage shall qualify as a “reimbursement or in-kind benefit plan” under Treas. Reg. Sect. 1.409A-3(i)(1)(iv).

(e)    RETIREMENT. If the Executive terminates employment on or following the Executive’s Retirement Eligibility Date, the Company shall pay to the Executive:

(1) any Accrued Amounts;

(2) a pro-rata portion of the Executive’s annual bonus for the performance year in which the Executive’s retirement occurs, payable at the time that annual bonuses are paid to other senior executives (determined by multiplying the amount the Executive would have received based upon actual financial performance had employment continued through the end of the performance year by a fraction, the numerator of which is the number of days during the performance year of termination that the Executive is employed by the Company and the denominator of which is 365);

(3) (x) each cash-based long-term performance award for which the performance period has not yet been completed as of the date of such termination that was granted with a performance period beginning on or prior to January 1, 2009 (and, except as provided in clause (y) below, with respect to any such award granted with a performance periods beginning after January 1, 2009) shall be deemed fully vested and fully earned and then shall be cancelled in exchange for an amount payable in cash 30 days after employment termination  equal to 100% of the target value of such award multiplied by a fraction, the numerator which is the number of days the Executive remained employed with the Company during the award’s performance period and the denominator of which is the total number of days during the award’s performance period; and (y) to the extent necessary for such compensation to qualify as “performance-based compensation” under Section 162(m) of the Code, each cash-based long-term performance award for which the performance period has not yet been completed as of the date of such termination that was granted with a performance period beginning after January 1, 2009 shall be payable in cash, at the time that long-term performance awards are paid to other senior executives, such payment to be made on a pro-rata basis (determined by multiplying the amount the Executive would have received based upon actual financial performance had employment continued through the end of the performance period by a fraction, the numerator which is the number of days the Executive remained employed with the Company during the award’s performance period and the denominator of which is the total number of days during the award’s performance period);

(4) immediate title to the Company automobile to the Executive on an “as is” basis, with the automobile’s fair market value being taxable to the Executive; and

(5) the Executive shall be considered to have “retired” on the Executive’s date of termination of employment with the Company on or following the Executive’s Retirement Eligibility Date for purposes of any plans, programs, agreements or arrangements with the Company or its affiliates.

(f)    ACCELERATION OF EQUITY AWARDS.

If the Executive's employment by the Company is terminated by the Company for Disability (as defined in Section 7 (a)) or without Cause (as defined in Section 7(c)), or by the Executive for Good Reason (as defined in Section 7(e)), Retirement (as defined in Section 7(g)) or due to death, all then outstanding unvested equity awards granted to the Executive (for example, stock options, stock appreciation rights and restricted stock), whether under this Agreement or otherwise, will fully vest and become non-forfeitable and remain exercisable in accordance with the terms of the applicable Company plans. Notwithstanding the foregoing, to the extent that any unvested equity award is intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code based solely on a vesting condition requiring achievement of one or more performance goals with respect to a performance period beginning after January 1, 2009, and the Executive’s employment is terminated under Section 8(d) (without Cause or for Good Reason) or under Section 8(e) (Retirement), then the number of shares that will vest due to such event shall equal the number of shares the Executive would have received based upon actual performance had employment continued through the end of the performance period multiplied by a fraction, the numerator which is the number of days the Executive remained employed with the Company during such award’s performance period and the denominator of which is the total number of days during such award’s performance period.

(g)    COORDINATION WITH CHANGE IN CONTROL AGREEMENT.

Notwithstanding anything to the contrary set forth in this Agreement, if the Executive’s employment with the Company is terminated under circumstances that result in the payment of “Severance Payments” under the Executive’s Change in Control Agreement, the Severance Payments under the Executive’s Change in Control Agreement shall be in lieu of any severance benefits otherwise payable to the Executive under this Section 8.

(h)    TIMING OF  BONUSES AND CERTAIN CASH--BASED LONG-TERM PERFORMANCE AWARDS

References to paying a pro-rata bonus or a pro-rata cash-based long-term performance award under Section 8 at the same time as such compensation   is paid to other senior executives shall mean the payment date as determined under the terms of the Company’s annual bonus plan or cash-based long-term performance program then in effect.  Notwithstanding anything to the contrary in this Section 8, the pro-rata annual bonus for the performance year of termination (under Section 8(a) (in the event of Disability), Section 8(b) (in the event of death), Section 8(d) (in the event of termination without Cause or for Good Reason) or Section 8(e) (in the event of Retirement)) and the pro-rata cash-based long-term performance award, if any, for any outstanding performance period at the time of employment termination (under Section 8(d) (in the event of termination without Cause or for Good Reason) or Section 8(e) (in the event of Retirement)) shall not be paid earlier than the first business day after the date that is six months following the date of the Executive’s “separation from service” ( within the meaning of Section 409A of the Code and as determined after applying the presumptions set forth in Treas. Reg. Section 1.409A-1(h)(1)) in the event that annual bonuses paid to other senior executives for that year are not paid by March 15th of the calendar year immediately following the calendar year in respect of which such bonuses are earned.  To the extent that payment of the pro-rata portion of the annual bonus, cash-based long-term performance award, or both as provided for herein is so delayed, such payment shall be credited with interest at the short-term applicable federal rate under Section 1274 of the Code, determined as of March 15th of the year following such termination, from such March 15th to the date that such payment is made to the Executive hereunder.

9.    CONDITIONS. Any payments or benefits made or provided pursuant to Section 8 (other than Accrued Amounts) are subject to the Executive’s:

(a) compliance with the provisions of Section 11 hereof;

(b) delivery to the Company of an executed Agreement and General Release (the “General Release”), which shall be substantially in the form attached hereto as Appendix A (with such changes therein or additions thereto as needed under then applicable law to give effect to its intent and purpose) within 21 days (42 days in the case of an employment termination due to Disability) of presentation thereof by the Company to the Executive (which presentation by the Company shall be made no later than two (2) business days following the date of termination), which is not subsequently revoked; and

(c) delivery to the Company of a resignation from all offices, directorships and fiduciary positions with the Company, its affiliates and employee benefit plans.

For purposes of any payments or benefits provided under Section 8 (other than Accrued Amounts) to an Executive’s beneficiary or estate, the beneficiary or estate shall comply with the provisions of Section 9(b) and Section 11(e).

Notwithstanding the due date of any post-employment payments, any amounts or benefits due following the Executive’s employment termination under this Agreement (other than Accrued Amounts) shall not be due until after the expiration of any revocation period applicable to the General Release without the Executive having revoked such General Release.  If the Executive fails to return an executed General Release to the Company within such 21 day period (42 day period in the case of an employment termination due to Disability), or the Executive subsequently revokes such timely release, the Company shall not have any obligation to pay any amounts or benefits under Section 5 of this Agreement.  The Executive shall provide the General Release in the same manner as written notice is provided to the Company under Section 13 below.

Nevertheless (and regardless of whether the General Release has been executed by the Executive), upon any termination of Executive’s employment, Executive shall be entitled to receive any Accrued Amounts, payable within thirty (30) days after the date of termination of employment or in accordance with the applicable plan, program or policy. In the event that the Executive dies before all payments pursuant to this Section 9 have been paid, all remaining payments shall be made to the beneficiary specifically designated by the Executive in writing prior to the Executive’s death, or, if no such beneficiary was designated (or the Company is unable in good faith to determine the beneficiary designated), to the Executive’s personal representative or estate.

10.    SECTION 4999 EXCISE TAX. The Company shall provide the Executive with a “Gross-Up Payment”, as defined in the Change in Control Agreement between the Company and the Executive of even date, in the event that any payment made under this Agreement is subject to excise tax under Section 4999 of the Code and the Change in Control Agreement does not apply to such payment.

11.    POST-EMPLOYMENT OBLIGATIONS.

(a)    CONFIDENTIALITY. The Executive agrees that the Executive shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Executive’s employment and for the benefit of the Company, either during the period of the Executive’s employment or at any time thereafter, any nonpublic, proprietary or confidential information, knowledge or data relating to the Company, any of its subsidiaries, affiliated companies or businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to the Executive; (ii) becomes known to the public subsequent to disclosure to the Executive through no wrongful act of the Executive or any representative of the Executive; or (iii) the Executive is required to disclose by applicable law, regulation or legal process (provided that the Executive provides the Company with prior notice of the contemplated disclosure and reasonably cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information). Notwithstanding clauses (i) and (ii) of the preceding sentence, the Executive’s obligation to maintain such disclosed information in confidence shall not terminate where only portions of the information are in the public domain.

(b)    NON-SOLICITATION. In the event that the Executive receives severance benefits under Section 8(d) of this Agreement, the Executive agrees that for the two (2) year period following the date of termination the Executive will not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, knowingly solicit, aid or induce any managerial level employee of the Company or any of its subsidiaries or affiliates to leave such employment in order to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or knowingly take any action to materially assist or aid any other person, firm, corporation or other entity in identifying or hiring any such employee (provided, that the foregoing shall not be violated by general advertising not targeted at Company employees nor by serving as a reference for an employee with regard to an entity with which the Executive is not affiliated). For the avoidance of doubt, if a managerial level employee on his or her own initiative contacts the Executive for the primary purpose of securing alternative employment, any action taken by the Executive thereafter shall not be deemed a breach of this Section 11(b).

(c)    NON-COMPETITION. The Executive acknowledges that the Executive performs services of a unique nature for the Company that are irreplaceable, and that the Executive’s performance of such services to a competing business will result in irreparable harm to the Company. Accordingly, in the event that the Executive receives severance benefits under Section 8(d) of this Agreement, the Executive agrees that for a period of two (2) years following the date of termination, but not later than the Executive's Retirement Eligibility Date, the Executive will not, directly or indirectly, become connected with, promote the interest of, or engage in any other business or activity competing with the business of the Company within the geographical area in which the business of the Company is conducted.

(d)    NON-DISPARAGEMENT. Each of the Executive and the Company (for purposes hereof, “the Company” shall mean only (i) the Company by press release or otherwise and (ii) the executive officers and directors thereof and not any other employees) agrees not to make any public statements that disparage the other party, or in the case of the Company, its respective affiliates, officers, directors, products or services. Notwithstanding the foregoing, statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) or otherwise as required by law shall not be subject to this Section 11(d).

(e)    RETURN OF COMPANY PROPERTY AND RECORDS. The Executive agrees that upon termination of the Executive’s employment, for any cause whatsoever, the Executive will surrender to the Company in good condition (reasonable wear and tear excepted) all property and equipment belonging to the Company and all records kept by the Executive containing the names, addresses or any other information with regard to customers or customer contacts of the Company, or concerning any proprietary or confidential information of the Company or any operational, financial or other documents given to the Executive during the Executive’s employment with the Company.

(f)    COOPERATION. The Executive agrees that, following termination of the Executive’s employment for any reason, the Executive shall upon reasonable advance notice, and to the extent it does not interfere with previously scheduled travel plans and does not unreasonably interfere with other business activities or employment obligations, assist and cooperate with the Company with regard to any matter or project in which the Executive was involved during the Executive’s employment, including any litigation. The Company shall compensate the Executive for any lost wages (or, if the Executive is not then employed, provide reasonable compensation as determined by the Compensation Committee) and expenses associated with such cooperation and assistance.

(g)    ASSIGNMENT OF INVENTIONS. The Executive will promptly communicate and disclose in writing to the Company all inventions and developments including software, whether patentable or not, as well as patents and patent applications (hereinafter collectively called “Inventions”), made, conceived, developed, or purchased by the Executive, or under which the Executive acquires the right to grant licenses or to become licensed, alone or jointly with others, which have arisen or jointly with others, which have arisen or which arise out of the Executive’s employment with the Company, or relate to any matters directly pertaining to, the business of the Company or any of its subsidiaries. Included herein as if developed during the employment period is any specialized equipment and software developed for use in the business of the Company. All of the Executive’s right, title and interest in, to, and under all such Inventions, licenses, and right to grant licenses shall be the sole property of the Company. As to all such Inventions, the Executive will, upon request of the Company execute all documents which the Company deems necessary or proper to enable it to establish title to such Inventions or other rights, and to enable it to file and prosecute applications for letters patent of the United States and any foreign country; and do all things (including the giving of evidence in suits and other proceedings) which the Company deems necessary or proper to obtain, maintain, or assert patents for any and all such Inventions or to assert its rights in any Inventions not patented.

(h)    EQUITABLE RELIEF AND OTHER REMEDIES. The parties acknowledge and agree that the other party’s remedies at law for a breach or threatened breach of any of the provisions of this Section would be inadequate and, in recognition of this fact, the parties agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, the other party, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

(i)    REFORMATION. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 11 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

(j)    SURVIVAL OF PROVISIONS. The obligations contained in this Section 11 shall survive the termination or expiration of the Executive’s employment with the Company and shall be fully enforceable thereafter.

12.    NO ASSIGNMENT.

(a)    This Agreement is personal to each of the parties hereto. Except as provided in Section 12(b) below, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto.

(b)    The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company provided the Company shall require such successor to expressly assume and agree in writing to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place and shall deliver a copy of such assignment to the Executive.

13.    NOTICE. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile, (c) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive: at the address (or to the facsimile number) shown on the records of the Company

If to the Company:

Kaman Corporation
1332 Blue Hills Avenue, P.O. Box 1
Bloomfield, CT 06002
Attention: Candace A. Clark, Esq.

Facsimile No.: 860 243-7397

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

14.    SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. Except as provided in the last sentence of Section 15 hereof, if there is any inconsistency between this Agreement and any other agreement (including but not limited to any option, stock, long-term incentive or other equity award agreement), plan, program, policy or practice (collectively, “Other Provision”) of the Company the terms of this Agreement shall control over such Other Provision.

15.    PRIOR AGREEMENTS. This Agreement supersedes and replaces any and all prior employment agreements (collectively, the “Prior Agreements”) between the Company and the Executive. By signing this Agreement, the Executive acknowledges that the Prior Agreements are terminated and cancelled, and releases and discharges the Company from any and all obligations and liabilities heretofore or now existing under or by virtue of such Prior Agreements, it being the intention of the parties hereto that this Agreement effective immediately shall supersede and be in lieu of the Prior Agreements. It is specifically acknowledged by the Company that this Agreement does not supersede the Change in Control Agreement or any existing employee benefits as described in Section 6 above or otherwise provided by the Company or its affiliates.

16.    SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity of unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

17.    COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instruments. One or more counterparts of this Agreement may be delivered by facsimile, with the intention that delivery by such means shall have the same effect as delivery of an original counterpart thereof.

18.    ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement, other than injunctive relief under Section 11(h) hereof or damages for breach of Section 11, shall be settled exclusively by arbitration, conducted before a single arbitrator in Hartford, Connecticut administered by the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules then in effect. The single arbitrator shall be selected by the mutual agreement of the Company and the Executive, unless the parties are unable to agree to an arbitrator, in which case, the arbitrator will be selected under the procedures of the AAA. The arbitrator will have the authority to permit discovery and to follow the procedures that he/she determines to be appropriate. The arbitrator will have no power to award consequential (including lost profits), punitive or exemplary damages. The decision of the arbitrator will be final and binding upon the parties hereto. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

19.    MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or director as may be designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement together with all exhibits hereto sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Connecticut without regard to its conflicts of law principles.

20.    PAYMENT OF COMPENSATION. The parties intend that the benefits and payments provided under this Agreement shall be exempt from, or comply with, the requirements of Section 409A of the Code.  Notwithstanding the foregoing, the Company shall in no event be obligated to indemnify the Executive for any taxes or interest that may be assessed by the IRS pursuant to Section 409A of the Code.

21.    MITIGATION OF DAMAGES. In no event shall the Executive be obliged to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by the Executive as a result of employment by another employer, except as set forth in this Agreement.

22.    REPRESENTATIONS. The Executive represents and warrants to the Company that the Executive has the legal right to enter into this Agreement and to perform all of the obligations on the Executive’s part to be performed hereunder in accordance with its terms and that the Executive is not a party to any agreement or understanding, written or oral, which could prevent the Executive from entering into this Agreement or performing all of the Executive’s obligations hereunder.

23.    WITHHOLDING. The Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

24.    SURVIVAL. The respective obligations of, and benefits afforded to, the Company and Executive which by their express terms or clear intent survive termination of Executive’s employment with the Company, including, without limitation, the provisions of Sections 5 and 8 through 25, inclusive of this Agreement, will survive termination of Executive’s employment with the Company, and will remain in full force and effect according to their terms.

25.    AGREEMENT OF THE PARTIES. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto. Neither Executive nor the Company shall be entitled to any presumption in connection with any determination made hereunder in connection with any arbitration, judicial or administrative proceeding relating to or arising under this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

KAMAN CORPORATION

By:	/s/ Neal J. Keating
Neal J. Keating
Its:	President and Chief Executive Officer

Date:	11/13/08

/s/ William C. Denninger
William C. Denninger

Date:	11/12/08

APPENDIX A

FORM OF RELEASE

AGREEMENT AND GENERAL RELEASE

Kaman Corporation, its affiliates, subsidiaries, divisions, successors and assigns in such capacity, and the current, future and former employees, officers, directors, trustees and agents thereof (collectively referred to throughout this Agreement as “Employer”), and William C. Denninger (“Executive”), the Executive’s heirs, executors, administrators, successors and assigns (collectively referred to throughout this Agreement as “Employee”) agree:

1. Last Day of Employment. Executive’s last day of employment with Employer is ______________ (DATE). In addition, effective as of DATE, Executive resigns from the Executive’s positions as _________________________ of Employer and will not be eligible for any benefits or compensation after DATE, including payments under the Executive’s Change in Control Agreement, other than as specifically provided in Sections 6 and 8 of the Executive Employment Agreement between Employer and Executive effective as of January 1, 2007 (the “Employment Agreement”). Executive further acknowledges and agrees that, after DATE, the Executive will not represent the Executive as being a director, employee, officer, trustee, agent or representative of Employer for any purpose. In addition, effective as of DATE, Executive resigns from all offices, directorships, trusteeships, committee memberships and fiduciary capacities held with, or on behalf of, Employer or any benefit plans of Employer. These resignations will become irrevocable as set forth in Section 3 below.

2. Consideration. The parties acknowledge that this Agreement and General Release is being executed in accordance with Section 9 of the Employment Agreement.

3. Revocation. Executive may revoke this Agreement and General Release for a period of seven (7) calendar days following the day Executive executes this Agreement and General Release. Any revocation within this period must be submitted, in writing, to Employer and state, “I hereby revoke my acceptance of our Agreement and General Release.” The revocation must be personally delivered to Employer’s Chief Legal Officer, or his/her designee, or mailed to Kaman Corporation, 1332 Blue Hills Avenue, P.O. Box 1, Bloomfield, CT 06002, Attention Candace Clark, and postmarked within seven (7) calendar days of execution of this Agreement and General Release. This Agreement and General Release shall not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in Hartford, Connecticut, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

4. General Release of Claim. Subject to the full satisfaction by the Employer of its obligations under the Employment Agreement, Employee knowingly and voluntarily releases and forever discharges Employer from any and all claims, causes of action, demands, fees and liabilities of any kind whatsoever, whether known and unknown, against Employer, Employee has, has ever had or may have as of the date of execution of this Agreement and General Release, including, but not limited to, any alleged violation of:

- Title VII of the Civil Rights Act of 1964, as amended;

- The Civil Rights Act of 1991;

- Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

- The Employee Retirement Income Security Act of 1974, as amended;

- The Immigration Reform and Control Act, as amended;

- The Americans with Disabilities Act of 1990, as amended;

- The Age Discrimination in Employment Act of 1967, as amended;

- The Older Workers Benefit Protection Act of 1990;

- The Worker Adjustment and Retraining Notification Act, as amended;

- The Occupational Safety and Health Act, as amended;

- The Family and Medical Leave Act of 1993;

- Any wage payment and collection, equal pay and other similar laws, acts and statutes of the State of Connecticut;

- Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

- Any public policy, contract, tort, or common law; or

- Any allegation for costs, fees, or other expenses including attorneys fees incurred in these matters.

Notwithstanding anything herein to the contrary, the sole matters to which the Agreement and General Release do not apply are: (i) Employee’s express rights under any pension (including but not limited to any rights under the Kaman Corporation Supplemental Retirement Plan) or claims for accrued vested benefits under any other employee benefit plan, policy or arrangement maintained by Employer or under COBRA and other Accrued Amounts (as such term is defined in the Employment Agreement); (ii) Employee’s rights under the provisions of the Employment Agreement which are intended to survive termination of employment; or (iii) Employee’s rights as a stockholder.

5. No Claims Permitted. Employee waives Executive’s right to file any charge or complaint against Employer arising out of Executive’s employment with or separation from Employer before any federal, state or local court or any state or local administrative agency, except where such waivers are prohibited by law.

6. Affirmations. Employee affirms Executive has not filed, has not caused to be filed, and is not presently a party to, any claim, complaint, or action against Employer in any forum. Employee further affirms that the Executive has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which Executive may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to Executive, except as provided in Sections 6 and 8 of the Employment Agreement. Employee also affirms Executive has no known workplace injuries.

7. Cooperation; Return of Property. In accordance with Section 11(f) of the Employment Agreement, Employee agrees to reasonably cooperate with Employer and its counsel in connection with any investigation, administrative proceeding or litigation relating to any matter that occurred during Executive’s employment in which Executive was involved or of which Executive has knowledge and Employer will reimburse the Employee for any reasonable out-of-pocket travel, delivery or similar expenses incurred and lost wages (or will provide reasonable compensation if Executive is not then employed) in providing such service to Employer. Employee represents that Executive has complied with Section 11(e) of the Employee Agreement regarding the return of property.

8. Governing Law and Interpretation. This Agreement and General Release shall be governed and conformed in accordance with the laws of the State of Connecticut without regard to its conflict of laws provisions. In the event Employee or Employer breaches any provision of this Agreement and General Release, Employee and Employer affirm either may institute an action to specifically enforce any term or terms of this Agreement and General Release. Should any provision of this Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and should the provision be incapable of being modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement and General Release in full force and effect. Nothing herein, however, shall operate to void or nullify any general release language contained in the Agreement and General Release.

9. No Admission of Wrongdoing. Employee agrees neither this Agreement and General Release nor the furnishing of the consideration for this Release shall be deemed or construed at any time for any purpose as an admission by Employer of any liability or unlawful conduct of any kind.

10. Amendment. This Agreement and General Release may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement and General Release.

11. Entire Agreement. This Agreement and General Release sets forth the entire agreement between the parties hereto and fully supersedes any prior agreements or understandings between the parties; provided, however, that notwithstanding anything in this Agreement and General Release, the provisions in the Employment Agreement which are intended to survive termination of the Employment Agreement, including but not limited to those contained in Section 11 thereof, shall survive and continue in full force and effect. Employee acknowledges Executive has not relied on any representations, promises, or agreements of any kind made to Executive in connection with Executive’s decision to accept this Agreement and General Release.

EMPLOYEE HAS BEEN ADVISED THAT EXECUTIVE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO REVIEW THIS AGREEMENT AND GENERAL RELEASE AND HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT AND GENERAL RELEASE.

EMPLOYEE AGREES ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THE SUMS AND BENEFITS SET FORTH IN THE EMPLOYMENT AGREEMENT, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EXECUTIVE HAS OR MIGHT HAVE AGAINST EMPLOYER.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement and General Release as of the date set forth below:

KAMAN CORPORATION

By:

Name	[NAME]
Title:
Date:

William C. Denninger

Date:

Kaman Corporation
1332 Blue Hills Avenue
Bloomfield, CT 06002
(860) 243-7410
(860) 243-7354 Fax
Neal.Keating@Kaman.com

Neal J. Keating
Chairman of the Board
President and Chief Executive Officer

November 11, 2008

Via Federal Express

Mr. William C. Denninger
231 Roxbury Road
Stamford, CT 06902

Dear Bill:

I am pleased to confirm the Kaman Corporation offer of employment. Here are the key components of the offer:

·	The position title will initially be Senior Vice President – Finance. Your title will change to Senior Vice President and CFO, effective with Bob Garneau’s retirement. You will report directly to me.

·	Your starting date will be November 17, 2008.

·	Your base salary at employment will be $36,666.67 per month, annualized to $440,000.00.

·
This position will qualify you as an “executive officer” of Kaman Corporation and in that regard, the Board of Directors has agreed to provide you with an employment agreement and change in control agreement in the form that has been provided to executive officers other than the CEO.

·
You will be part of the executive group eligible for cash bonuses in accordance with the Company’s policies and procedures. The Bonus Target for your position will be 50% of your base salary. The maximum bonus is 200% of Target and you must be an active employee at the end of each fiscal year to be eligible for the bonus. We will provide you with a pro-rated 2008 bonus, based on your starting date, paid in February 2009. This bonus will be based on Kaman Corporation’s 2008 performance in accordance with the Kaman Cash Bonus Plan provisions.

·
You will participate in the Kaman Long-Term Incentive program that begins in January 2009 and has a three-year performance period. This is subject to Board of Director approval at the February 2009 meeting, when all the participants in this plan are approved.

Mr. William C. Denninger

November 11, 2008

·
The Personnel & Compensation Committee has authorized its Chairman to approve a Non-qualified Stock Option award for you of 10,000 shares. These shares would be granted at 100% of the fair market value at the date they are approved by the Chairman or your start date, whichever is later, and will vest at the rate of twenty percent (20%) per year, beginning one year after the date of the grant.

·
The Personnel & Compensation Committee Chairman has also been authorized to approve a Restricted Stock Award of 2,500 shares for you on the same effective date as the Non-qualified Stock Option award. The restrictions on these shares will lapse on the same 20% per year basis, beginning one year after the date of the grant.

·
You will be eligible for participation in the Kaman Thrift and Retirement Plan (401k) after thirty days on the job. The company matches $0.50 for every $1.00 of your contribution, up to a maximum employee contribution of 5%, subject to regulatory limits.

·
You will also be a participant in the Kaman pension plan. Details of this important benefit are enclosed. In addition, the Board of Directors has approved your participation in the Kaman Supplemental Employees' Retirement Plan (SERP). The SERP supplements the pension plan to offset the impact of regulatory compensation limits.

·	As a company executive, you will be eligible to participate in the Kaman Deferred Compensation Plan. This plan provides an additional opportunity to save for retirement on a tax-deferred basis.

·
The Board of Directors has also approved your participation in the Kaman perquisite program for senior executives, which will entitle you to financial counseling and tax preparation services, in accordance with the company's policy.

·	We will provide you with an automobile that may have a stipulated cost of up to $69,900. We can discuss the details of this once you have started your new assignment.

·
You will be eligible to participate in the Kaman Medical Expense Reimbursement Plan (MERP). This plan will reimburse medical and dental expenses that are not fully covered by the Cigna Open Access Plus plan, up to a maximum of $5,000. We can discuss the details of this plan once you have started.

·	We will provide you with a life insurance policy that, once you have completed the enrollment process, provides $1,000,000 coverage, subject to standard limitations.

·	We will make an exception to our vacation policy for you so that you will receive three (3) week’s vacation per year.

Mr. William C. Denninger

November 11, 2008

This offer is subject to all the standard terms and conditions of employment required by Kaman of its employees, including management’s periodic evaluation of your job performance, and is further contingent upon the following:

·	Your agreement to and execution of the Employment and Change in Control Agreements, execution copies of which will be provided to you electronically tomorrow;

·	Your satisfactory completion of a physical by a Kaman appointed physician or medical provider, including your satisfactory completion of a pre-employment NIDA-5 drug test;

·	Your successful completion of a background investigation and reference checks; and

·	Other documentation as may be required by the various employment-related plans and policies.

If this is acceptable to you, Bill, please date and sign one copy of this letter and return it to me at your earliest convenience.  Upon your acceptance of this offer, we will be in contact with you to establish the date of your pre-employment physical examination, including a comprehensive drug test, and other documentation that may be required by employment policies.

Bill, I am excited by the prospect of your joining the Kaman team and for us to work together.  There are many challenges ahead, but I am confident that you will help us deliver on the full potential of our business.

Sincerely,

/s/ Neal J. Keating

Enclosure

/mao

Accepted and Agreed to this _____day of November, 2008

________________________________
William C. Denninger